Exhibit 99.1

700 LOUISIANA STREET SUITE 4300 HOUSTON, TEXAS 77002	FAX: TELEPHONE:	713 225-6475 713 570-3200
PRESS RELEASE
Pioneer Announces the Election of
Robert E. Allen to the Board of Directors
     HOUSTON, Texas (January 25, 2006) — Pioneer Companies, Inc. (NASDAQ: PONR) reported that the Board of Directors has elected Robert E. Allen to serve as a Pioneer director. Mr. Allen is the Managing Director of Redding Consultants, Inc., a management consulting firm that he helped found in 1982. Mr. Allen, who fills a vacancy on Pioneer’s Board, will stand for election to a full term as a director at Pioneer’s annual meeting of stockholders, which will be held in May.
     Mike McGovern, Pioneer’s Chairman and Chief Executive Officer, stated, “We are pleased that Robert Allen has agreed to join our Board of Directors. Robert has extensive business experience, both as a management consultant and as a director, and we are fortunate to be able to draw on that experience as we shape Pioneer’s future. Our Board of Directors and Pioneer’s management team look forward to receiving the benefit of his guidance.”
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in the United States and Canada.
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward- looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.
Contact: Gary Pittman (713) 570-3200